EXHIBIT 99.2

To: Shareholders, Employees and Friends

July 26, 2005

Hudson Highland Group

Q2 2005 Financial Results Continue to Improve

Consolidated Review

The second quarter of the calendar year is historically very strong in the recruitment industry. Hudson Highland Group was no exception to this seasonal trend as results continued to improve and the company achieved the best quarter of its history.

Consolidated revenue and gross margin increased by 19 percent in the second quarter from the same period in 2004. On a constant currency basis, which the company believes is the best measure of underlying operating results, revenue and gross margin increased 15 percent. One of the company’s core growth strategies is to increase the proportion of revenue derived from temporary and contract recruitment in order to offset the volatility inherent in permanent recruitment. In the second quarter, this strategy was particularly important as consolidated temporary and contract recruitment grew by 17 percent in constant currency while permanent recruitment grew by 10 percent. Temporary gross margins increased slightly to 17.8 percent in the quarter from 17.6 percent in the second quarter of 2004, leaving consolidated gross margin slightly up at 38.7 percent compared with 38.5 percent.

Consolidated EBITDA was $11.0 million in the quarter compared with $5.6 million in the second quarter of 2004, or an improvement of $5.4 million. Increases in EBITDA continued in virtually all operating units. Of the $17.5 million increase in consolidated gross margin in constant currency, $4.4 million, or 25 percent, dropped to EBITDA. The company’s 2005 target is to return 25 to 50 percent of the increased gross margin dollars to EBITDA. On a constant currency basis, expenses were up $13 million or 12 percent, and expenses in the second quarter declined to 35.7 percent of revenue from 36.7 percent for the same period last year. On a consolidated basis, EBITDA was 3.0 percent of revenue in the second quarter compared with 1.8 percent in the same period of 2004. This represents solid progress toward the company’s long-term goal of achieving 7 to 10 percent EBITDA margins on a normalized basis.

Consolidated net income was $4.4 million, including depreciation of $4.6 million and taxes of $1.8 million. Depreciation is estimated at approximately $18 million in 2005 compared to capital expenditures estimated at $10 to $12 million. Depreciation of current capital expenditures would imply a lower depreciation rate and will continue to decline over time toward current spending levels. Income tax expense was incurred as some state and country taxes were applicable. The company has significant tax loss carry-forwards such that it does not currently pay taxes on profits in North America and Europe, but will pay taxes for the Asia Pacific operations.

Regional Review

Virtually all regional operating units contributed to the second quarter results, but there were some noteworthy achievements:

•	Hudson Asia Pacific EBITDA as a percent of revenue reached 8.7 percent

•	Hudson Europe achieved revenue growth of 11 percent in constant currency

•	Hudson North America continued its strong growth with revenues up 34 percent, and EBITDA of $4.6 million, up 15 percent, but 2004 results included $1.7 million of bad debt recoveries in the second quarter

•	Highland North America and Highland Europe achieved a 29 percent improvement in EBITDA in constant currency

Hudson Asia Pacific achieved an increase of 16 percent in revenue in the second quarter (7 percent in constant currency), with strong constant currency increases in Asia, including Singapore, Japan, Hong Kong and China.

Hudson Asia Pacific achieved $10.1 million in EBITDA in the quarter compared to $6.4 million in the second quarter of 2004. Strong constant currency EBITDA growth was achieved in Australia (up 29 percent), New Zealand (up 59 percent), and in each of the smaller Asian markets of Singapore, Japan, Hong Kong, and China.

Despite a weak economy in many countries, Hudson Europe achieved an increase of 14 percent in revenue and 19 percent in gross margin in the second quarter compared to the year ago period. In constant currency, revenue increased 11 percent and gross margin increased 15 percent in the quarter, led by the United Kingdom with constant currency temporary revenue growth of 14 percent and gross margin growth of 15 percent. Strong gross margin growth was also achieved in the Netherlands (31 percent), and in smaller operations in Spain and Italy.

Hudson Europe achieved $5.8 million in EBITDA in the second quarter compared to $2.5 million in the year ago period. Hudson Europe achieved an EBITDA of 4.6 percent of revenue and returned 38 percent of the increase in gross margin dollars to EBITDA. The United Kingdom results were particularly strong with EBITDA increasing by 52 percent, reaching 5.4 percent of revenue. Although top line growth was moderate, Belgium produced an increase in EBITDA of 33 percent and reached EBITDA of 16 percent of revenue. The Netherlands also had a strong profit quarter with EBITDA increasing to 14 percent of revenue. Positive EBITDA was also achieved in Central Europe, France and Spain.

Hudson North America achieved the largest growth, with revenue and gross margin increases of 34 percent compared to the second quarter of 2004, fueled by strong growth in the core business lines of Legal (53 percent), Accounting & Finance (130 percent), and Engineering, Aerospace & Defense (115 percent).

On a sequential basis, however, revenue declined 3 percent in Hudson North America in the second quarter compared with the first quarter of 2005 while gross margin increased 3 percent. Sequential results were impacted by the simultaneous wind-down of a few larger contracts, particularly in Legal and IT. Gross margin increased 12 percent sequentially in Accounting & Finance, was up slightly in Legal and Engineering, Aerospace & Defense, and was down 6 percent in IT.

Hudson North America unit volume, measured in average weekly contractors on billing, increased 25 percent in the second quarter compared with the second quarter of 2004, and 4 percent on a sequential basis. Permanent recruitment fees increased by 24 percent in the second quarter compared with the same period a year ago.

Hudson North America achieved $4.6 million in EBITDA compared to $4.0 million in the second quarter of 2004. Hudson North America achieved EBITDA equal to approximately 4.3 percent of revenue and returned 8 percent of the increase in gross margin dollars to EBITDA. However, excluding $1.7 million of bad debt recoveries in the second quarter of 2004, Hudson North America’s EBITDA return on incremental gross margin would have been higher. Hudson North America temporary gross margin increased slightly to 21.4 percent of revenue from 21.2 percent in the second quarter of 2004 and increased sequentially from 20.8 percent in the first quarter as a larger proportion of revenue was generated from higher margin business.

Highland Partners revenue was down 6 percent in the second quarter compared to the prior year. In the second quarter, the company split off part of its Australian operation as an independent brand licensee. Highland Partners reported $0.7 million in EBITDA, down from $1.5 million in the year ago period. Highland North America and Highland Europe achieved a 29 percent improvement in EBITDA in constant currency over the second quarter of 2004.

Guidance

Given the current economic environment, the company expects EBITDA as a percent of revenue to be 1.5 to 2 percent in 2005 and 3.5 to 4 percent in 2006. The company believes that an assumption of 12 to 15 percent revenue growth for 2005 is reasonable, resulting in a full-year EBITDA range of $22 to $29 million. This is based on expectations of constant currency revenue and gross margin growth of 30 to 35 percent in Hudson North America, 10 to 15 percent in Hudson Europe, and 0 to 5 percent in Hudson Asia Pacific and Highland Partners.

Safe Harbor Statement

This release contains statements that the company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this release, including statements regarding the company’s future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors include, but are not limited to, the impact of global economic fluctuations on temporary contracting operations; the cyclical nature of the company’s executive search and mid-market professional staffing businesses; the company’s ability to manage its growth and fund working capital associated therewith; risks associated with expansion; the company’s reliance on information systems and technology; competition; fluctuations in operating results; risks relating to foreign operations, including foreign currency fluctuations; dependence on highly skilled professionals and key management personnel; the impact of employees departing with existing executive search clients; risks maintaining professional reputation and brand name; restrictions imposed by blocking arrangements; exposure to employment-related claims, and limits on insurance coverage related thereto; government regulations; the company’s ability to successfully operate as an independent company and the level of costs associated therewith; and restrictions on the company’s operating flexibility due to the terms of its credit facility. Additional information concerning these and other factors is contained in the company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release. The company assumes no obligation, and expressly disclaims any obligation, to review or confirm analysts’ expectations or estimates or to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Financial Tables Follow

HUDSON HIGHLAND GROUP, INC.

RECONCILIATION OF ADJUSTED EBITDA TO OPERATING INCOME (LOSS)

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Hudson
Adjusted EBITDA (1)	$18,918	$11,642	$31,443	$8,515
Business reorganization (expenses) recoveries	99	(201)	(430)	(185)
Merger and integration recoveries	(8)	—	35	37

EBITDA (1)	19,009	11,441	31,048	8,367
Depreciation and amortization	(4,148)	(3,599)	(8,519)	(7,332)

Operating income	$14,861	$7,842	$22,529	$1,035

Highland
Adjusted EBITDA (1)	$576	$1,392	$1,026	$1,448
Business reorganization recoveries	139	125	139	49

EBITDA (1)	715	1,517	1,165	1,497
Depreciation and amortization	(342)	(409)	(696)	(832)

Operating income	$373	$1,108	$469	$665

Corporate
Adjusted EBITDA and EBITDA (1)	$(8,743)	$(7,363)	$(18,410)	$(15,497)
Depreciation and amortization	(136)	(907)	(268)	(1,830)

Corporate expenses	$(8,879)	$(8,270)	$(18,678)	$(17,327)

Hudson Highland Group consolidated
Adjusted EBITDA (1)	$10,751	$5,671	$14,059	$(5,534)
Business reorganization (expenses)	238	(76)	(291)	(136)
Merger and integration recoveries	(8)	—	35	37

EBITDA (1)	10,981	5,595	13,803	(5,633)
Depreciation and amortization	(4,626)	(4,915)	(9,483)	(9,994)

Operating income (loss)	$6,355	$680	$4,320	$(15,627)

(1)	Non-GAAP earnings before interest, income taxes, special charges, other non-operating expense, and depreciation and amortization (“Adjusted EBITDA”) and non-GAAP earnings before interest, income taxes, other non-operating expense, and depreciation and amortization (“EBITDA”) are presented to provide additional information about the company’s operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. Adjusted EBITDA and EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company’s profitability or liquidity. Furthermore, adjusted EBITDA and EBITDA as presented above may not be comparable with similarly titled measures reported by other companies.

HUDSON HIGHLAND GROUP, INC.

RECONCILIATION FOR CONSTANT CURRENCIES

(in thousands)

(unaudited)

The company defines the term “constant currencies” to mean that financial data for a period are translated into U.S. Dollars using the same foreign currency exchange rates that were used to translate financial data for the previously reported period. Changes in revenues, direct costs, gross margin and selling, general and administrative expenses include the effect of changes in foreign currency exchange rates. Variance analysis usually describes period-to-period variances that are calculated using constant currency as a percentage. The company’s management reviews and analyzes business results in constant currencies and believes these results better represent the company’s underlying business trends.

The company believes that these calculations are a useful measure, indicating the actual change in operations. Earnings from subsidiaries are rarely repatriated to the United States, and there are no significant gains or losses on foreign currency transactions between subsidiaries. Therefore, changes in foreign currency exchange rates generally impact only reported earnings and not the company’s economic condition.

	Quarter Ended June 30,
	2005			2004
	As reported	Currency Translation	Constant Currencies	As reported
Hudson revenue	$348,795	$(12,553)	$336,242	$290,441
Highland revenue	16,040	(227)	15,813	16,990

Revenue	364,835	(12,780)	352,055	307,431

Direct costs	223,668	(7,580)	216,088	188,942

Gross margin	$141,167	$(5,200)	$135,967	$118,489

Selling, general and administrative expenses (a)	$135,042	$(4,414)	$130,628	$117,733

	Six Months Ended June 30,
	2005			2004
	As reported	Currency Translation	Constant Currencies	As reported
Hudson revenue	$686,800	$(19,748)	$667,052	$565,716
Highland revenue	30,904	(384)	30,520	31,519

Revenue	717,704	(20,132)	697,572	597,235

Direct costs	448,330	(11,646)	436,684	372,355

Gross margin	$269,374	$(8,486)	$260,888	$224,880

Selling, general and administrative expenses (a)	$264,798	$(7,225)	$257,573	$240,408

(a)	Selling, general and administrative expenses include salaries and related, office and general, marketing and promotion, and depreciation and amortization.